Exhibit 99.1

NEWS RELEASE

Lincoln Financial Group Reports Fourth Quarter and Full-Year 2006 Earnings
A Year of Record Individual Variable Annuity Deposits and Net Flows, Strong Individual Life Insurance Sales, and Earnings Over $1.3 Billion

Philadelphia, PA, February 6, 2007 - Lincoln National Corporation (NYSE:LNC) today reported net income of $381.3 million, or $1.36 per diluted share, for the fourth quarter of 2006. By comparison, net income for the fourth quarter of 2005 was $225.4 million, or $1.28 per diluted share. For the full year of 2006, net income was $1.32 billion, or a record $5.13 per diluted share, versus $831.1 million, or $4.72 per diluted share, in 2005.

Income from operations for the fourth quarter of 2006 was $375.2 million, or $1.34 per diluted share, compared to fourth quarter 2005 income from operations of $231.4 million, or $1.31 per diluted share. For the full year of 2006, income from operations reached $1.32 billion, or a record $5.14 per diluted share, compared to $832.7 million, or $4.73 per diluted share, in 2005. The growth in income from operations was positively impacted by the merger with Jefferson-Pilot that closed on April 3, 2006. Return on equity (ROE), based on income from operations, was 13.1% for the year. The attached table defines and reconciles income from operations and ROE, non-GAAP measures, to net income and ROE calculated in accordance with GAAP.

Consolidated Domestic Deposits and Net Flows

Consolidated retail deposits, which include individual annuities, mutual funds, life insurance and other personal wealth accumulation products together with retirement products sold into the employer-sponsored marketplace, were $7.8 billion, up 16% over the fourth quarter of 2005. For the full-year, consolidated retail deposits were $29.1 billion, up 8% over a record year in 2005. While both periods were modestly impacted by the merger, record variable annuity deposits drove most of the growth. Lincoln reported consolidated retail net flows for the quarter of $1.4 billion and $6.3 billion for the full year.

Strong investment management institutional deposits of $4.9 billion combined with lower terminations to drive a 54% increase in institutional net flows in the fourth quarter as compared to the year-ago quarter. Full-year institutional deposits and net flows were $15.1 billion and $8.0 billion, respectively.

At December 31, 2006, consolidated assets under management were $234 billion.

“This year was monumental for Lincoln Financial as our employees worked diligently to integrate two great companies, create new reporting structures and align all our businesses under a single guiding strategy, Retirement Income Security. All this was accomplished while delivering uninterrupted performance across our retail product lines, hitting our major integration milestones, and reporting record earnings per share,” said Jon A. Boscia, chairman and chief executive officer of Lincoln Financial Group. “Our strong earnings and capital position allowed us to return $1.4 billion of capital to shareholders in 2006 through stock repurchase activity and dividend payments,” added Boscia.

Individual Markets

Individual Annuities

Fourth Quarter Results

Income from operations for the Individual Annuities segment was $123.8 million in the fourth quarter of 2006 versus $70.9 million in the year ago period. The current quarter included a net positive impact of approximately $11 million, after tax, related to a release in variable annuity living benefit reserves, a tax-related adjustment, and better than expected investment results.

In the quarter, gross deposits were $3.2 billion and net flows for the segment were $892 million. Deposits into variable annuity products reached a record $2.6 billion, fueling record net flows of $1.4 billion in the quarter. The segment’s variable product account value was $51.8 billion at the end of the fourth quarter, a 25% increase over fourth quarter of 2005.

“Variable annuity sales were up 35% over last year’s quarter in the independent planner channel, a distribution outlet that presents a tremendous opportunity for Lincoln to capture market share in 2007,” said Boscia.

Full-year Results

Full-year income from operations for the Individual Annuities segment was $408.5 million, compared to $252.0 million for 2005. The increase in earnings was driven by strong growth in account values and the merger with Jefferson-Pilot which added to fixed annuity account balances and related spread-based income.

For the year, gross deposits were $10.8 billion and net flows were $2.7 billion, driven by record variable product deposits and net flows, as both increased over 25% year-over-year.

Lincoln’s i4LIFE® Advantage, a patented retirement income management tool, recorded elections of $1.7 billion in 2006, up 70% over full-year 2005 elections and almost doubling total assets under management to $3.2 billion.

“While the industry has experienced low historical annuitization rates, Lincoln’s unique annuitization solution, i4LIFE® Advantage, accounted for an impressive 18% of our individual variable annuity deposits, evidence that our next-generation products are meeting the needs of retirement income security,” said Boscia.

Individual Life Insurance

Fourth Quarter Results

Individual Life Insurance income from operations was $157.4 million, compared to $73.8 million in the fourth quarter of 2005. The current quarter benefited by approximately $10 million, after tax, due to better than expected investment income and mortality experience.

Individual life insurance sales, reported as paid annualized premium, were $218.1 million in the fourth quarter, up 37% over combined Lincoln and Jefferson-Pilot sales in the same period last year. Results were driven by strong universal life sales in the quarter, which benefited from year-over-year increases in wholesaler productivity, sales in Lincoln’s retail platform, and efficiency gains in underwriting and new business.

Full-year Results

Income from operations for the Individual Life Insurance segment was $496.3 million in 2006 versus $259.5 million a year ago. The year-over-year variance was primarily driven by the Jefferson-Pilot merger and continued growth in average account value and in-force.

Full-year life insurance sales were up 9% over combined Lincoln and Jefferson Pilot in 2005.“In a product line heavily impacted by integration efforts, our distribution and manufacturing organizations remained focused on new business,” said Boscia. “Following the merger, Lincoln’s leadership in the life insurance industry has increased our presence in all the channels we serve,” added Boscia.

Employer Markets

Defined Contribution

Fourth Quarter Results

Fourth quarter income from operations for Defined Contribution was $44.6 million, versus $45.2 million for the same period a year ago. The 2006 quarter included approximately $3 million, after tax, of net negative items primarily related to less than expected investment income results and expense-related items.

In the quarter, gross deposits were $1.1 billion, equaling the previous year's results. Results were driven by an increase in the number of cases and overall deposits into Lincoln Alliance® Program, a medium to large case employer-sponsored retirement plan solution largely focused on the Healthcare and Education markets. These inflows were predominantly offset by lower sales and deposits in Lincoln DirectorSM, a small-case group variable annuity product, which underwent changes in its distribution model during 2006.

Full-year Results

Full-year income from operations for Defined Contribution was $203.8 million, compared to $187.1 million for 2005. Positive flows and the market’s impact on average account values contributed to the favorable year-over-year results.

“Lincoln’s Employer Markets segment is well-positioned to leverage its existing position in the defined contribution marketplace and the recent regulatory changes that will serve as a catalyst for long-term growth in this sector. We are committed to investing in this high-potential business to capitalize on these opportunities,” said Boscia.

Executive Benefits

Fourth Quarter and Full-year Results

In the quarter, income from operations for Executive Benefits was $12.7 million, compared to $9.5 million in the fourth quarter of 2005. Executive Benefits reported full-year income from operations of $49.2 million versus $19.6 million in 2005. The growth in results was primarily driven by the Jefferson-Pilot merger in both periods.

Group Protection

Fourth Quarter Results

For the fourth quarter, Group Protection’s income from operations was $33.2 million, up 84% over the prior year period, as reported by Jefferson-Pilot adjusted for purchase accounting. The current quarter continued to benefit from better than expected non-medical loss ratios, contributing approximately $6 million, after tax, to earnings; additional items added approximately $3 million, after tax, to the current period’s results.

In the quarter, annualized premiums for new business were a record $113 million, up 40% versus the 2005 quarter as reported by Jefferson-Pilot. Sales benefited from the expansion of an existing relationship and targeted pricing adjustments.

Merger-to-Date Results

Merger-to-date income from operations for Group Protection was $99 million, compared to $53.0 million for the same period in 2005 as reported by Jefferson-Pilot. Results in 2006 were driven by very favorable non-medical loss ratios over the course of the period and the positive impact of purchase accounting.

Investment Management

Fourth Quarter Results

The Investment Management segment reported income from operations of $14.4 million in the fourth quarter of 2006, which compares to $8.9 million in the prior year period. The 2006 quarter continued to benefit from strong net flows and positive equity markets, driving growth in assets under management and margin expansion.

Total deposits and net flows for the quarter were $8.1 billion and $2.5 billion, respectively. Third-party assets under management of $97.3 billion grew 25% over the fourth quarter of 2005.

Full-year Results

For 2006, the Investment Management segment reported income from operations of $55.1 million, versus $16.8 million in 2005. The growth in earnings was driven by an increase in third-party assets under management and cost containment initiatives, while last year’s results were negatively impacted by expenses related to talent acquisition. The segment’s pre tax operating margin for 2006 was 15.0%.

For the year, total deposits were $28.1 billion, down only slightly from a record year in 2005, and total net flows reached $9.2 billion.

“Despite the closing of two highly-successful strategies earlier in the year due to capacity constraints, Delaware continued to attract significant deposits for the quarter and the full year. Total net flows in 2006 as a percent of beginning period assets under management was 12%, among the highest in the industry,” said Boscia.

Lincoln UK

Fourth Quarter Results

For the fourth quarter, the UK segment’s income from operations was $9.9 million, versus $13.6 million in the same year ago period. The year ago quarter’s results included a net positive impact primarily related to deferred acquisition cost unlocking.

Full-year Results

For the year, the UK segment reported income from operations of $38.9 million, versus $43.3 million in 2005.

Lincoln Financial Media

Fourth Quarter Results

Lincoln Financial Media income from operations was $17.5 million in the fourth quarter of 2006, flat compared to prior year period as reported by Jefferson-Pilot. The year-over-year variance was negatively impacted by the amortization of intangibles caused by purchase accounting in the 2006 period.

Merger-to-Date Results

Merger-to-date income from operations for Lincoln Financial Media was $44.0 million, compared to $46.6 million for the same period in 2005 as reported by Jefferson-Pilot. The year-over-year variance was negatively impacted by merger-related purchase accounting adjustments in the 2006 period.

Other Operations

The composition of Other Operations has undergone significant change when compared to prior-year results. The changes include the addition of income from corporate held assets of the former Jefferson-Pilot, income on capital not allocated to other business segments, reallocation of distribution expenses to the business segments, and certain expenses retained in Other Operations.

Fourth Quarter Results

The operating loss in Other Operations was $38.4 million in the quarter, versus income from operations of $9.6 million in the prior-year quarter. The fourth quarter of 2006 included merger-related expenses of $12.4 million, after tax, and approximately $3 million, after tax, of unfavorable expense items. The 2005 quarter included positive tax-related adjustments.

Full-year Results

Other Operations for the full year of 2006 reported an operating loss of $75.8 million compared to income from operations of $54.3 million in 2005. Results in 2006 included $31.8 million, after tax, of merger-related expenses. Results in 2005 were driven by favorable tax benefits recognized throughout the year.

Capital and Share Repurchase

As of December 31, 2006, the book value per share of Lincoln National Corporation common stock, excluding accumulated other comprehensive income, was

$41.99, compared with $33.66 a year ago. Book value per share, including accumulated other comprehensive income, was $44.21, compared with $36.69 a year ago. Lincoln repurchased 2.5 million shares in the quarter at a total cost of $150 million. For the full year, Lincoln repurchased 16.9 million shares for approximately $1 billion.

2007 Outlook

Statement Of Position (SOP) 05-1 Impact

In the first quarter of 2007, Lincoln will be adopting SOP 05-1, which addresses the accounting for deferred acquisition costs (DAC) on internal replacements of insurance and annuity contracts. The adoption of this new guidance impacts our assumptions of lapsation used in the amortization of DAC and the value of business acquired (VOBA) on some of our blocks of business. The adoption is estimated to result in reductions to our DAC and VOBA assets between $75 million and $100 million, pre tax, which will be recorded as a reduction to retained earnings with no impact on net income or income from operations. The SOP 05-1 will have an impact on income from operations going forward and is expected to result in additional DAC and VOBA amortization of $15-20 million, pre tax, in 2007. The reduction to DAC and VOBA and the impact to income will primarily reside in both the individual annuities and group protection businesses and assumes replacement activity as defined under the SOP 05-1 is comparable to recent years.

Merger Integration

Lincoln Financial remains on track for achieving the $90 million pre tax savings in the first year after closing the merger. The company maintains its run-rate guidance on merger-related savings of $180 million, pre tax, in the three years following the merger, with approximately 80% in the second year of the merger. Merger-related expenses in 2007 are expected to range from $90-110 million, pre tax.

Individual Annuities

Lincoln expects results to benefit from solid variable flows and growth in account values, recognizing results are sensitive to equity markets. Fixed annuity spreads are expected to remain stable throughout 2007. Modest seasonality from customary volume increases in the fourth quarter of 2006 contributed approximately $3 million in income from operations. A similar pattern of seasonality is expected to repeat in 2007.

Individual Life Insurance

Lincoln anticipates income from operations to steadily build off mid-single-digit growth in in-force and account values, while spreads are expected to remain stable.

Normal seasonality in the business contributed approximately $5 million, after tax, to results in the fourth quarter of 2006; a similar pattern is expected to continue in 2007.

Employer Markets

In 2007, Lincoln expects to continue to invest in the new Employer Markets’ businesses to implement strategic and tactical initiatives, including information technology improvements and wholesaling capabilities. Lincoln anticipates income from operations for the Defined Contribution segment to build modestly on fourth quarter results after adjusting for the negative items in the period.

For the Group Protection segment, Lincoln anticipates non-medical loss ratios will be in the 71-74% range with sales benefiting from distribution enhancements and pricing actions taken in 2006.

Earnings Estimates

For investment management, Lincoln expects income from operations in the low $60 million range and pre tax operating margins to increase by approximately 100 basis points by the end of 2007, recognizing results are sensitive to equity markets.

For the UK segment, Lincoln expects earnings in the upper $30 million range, assuming stable exchange rates and including investments in retirement income security initiatives.

For Lincoln Financial Media, Lincoln anticipates income from operations to be in the mid $50 million range, recognizing this segment’s earnings are seasonally higher in the fourth quarter and lower in the first quarter of the year.

For the full year, Lincoln expects no material change in deferred gain amortization and an estimated interest expense of $65-70 million per quarter, pre tax.

Capital Management

Lincoln intends to repurchase approximately $500 million of stock by the end of the first quarter of 2007 pursuant to an accelerated stock repurchase program.

This outlook contains estimates that are forward-looking, and actual results may differ materially. Lincoln’s actual experience in 2007 will almost certainly differ from many of the assumptions utilized in the outlook and the company’s expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time. Please see the Forward-Looking Statements - Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

Lincoln National Corporation will discuss the company’s fourth quarter results and outlook for 2007 with investors in a conference call beginning at 11:00 a.m. (ET) on Wednesday, February 7, 2007. The company will also post its fourth quarter 2006 statistical supplement on its Web site, www.LFG.com.

 Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, the companies of Lincoln Financial Group had assets under management of $234 billion as of December 31, 2006. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services.  Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; Lincoln Financial Media, which owns and operates three television stations, 17 radio stations, and the Lincoln Financial Sports production and syndication business; and Lincoln UK. For more information please visit www.LFG.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	215 448-1420	215 255-1520
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures. Income (loss) from operations represents after tax results excluding, as applicable, realized gains or losses on investments and derivatives, cumulative effect of accounting changes, reserve changes on business sold through reinsurance, gain on sale of subsidiaries and book of business and loss on early retirement of debt. The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations. Income (loss) from operations is an internal measure used by the company in the management of its operations. Management believes that this performance measure explains the results of the company's ongoing operations in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are either unpredictable and/or not related to decisions regarding the underlying businesses.

	For the Quarter Ended		For the Year Ended
($ in millions, except per share data)	December 31,		December 31,
	2006	2005	2006	2005
Net Income	$381.3	$225.4	$1,315.6	$831.1

Less:
Net realized gains (losses) on investments
and derivatives	9.4	(6.2)	(2.6)	(14.7)
Net gain on reinsurance
derivative/trading account securities	0.1	-	2.0	3.0
Reserve development and related amortization
on business sold through reinsurance	0.2	0.2	0.8	0.8
Gain on sale of subsidiaries/ businesses	-	-	-	9.3
Loss on early retirement of debt	(3.6)	-	(3.6)	-
Income from Operations	$375.2	$231.4	$1,319.0	$832.7

Earnings per share (diluted)
Net Income	$1.36	$1.28	$5.13	$4.72
Income from Operations	$1.34	$1.31	$5.14	$4.73

Average Equity
(Excluding accumulated other comprehensive income)	$11,512.0	$5,760.0	$10,054.0	$5,507.1

Return on Equity
Net Income	13.2%	15.7%	13.1%	15.1%
Income from Operations	13.0%	16.1%	13.1%	15.1%

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

	For the Quarter Ended
($ in millions, except per share data)	December 31
	2006	2005

Revenue	$2,658.4	$1,386.3
Net Income	$381.3	$225.4

EPS -Basic	$1.38	$1.30
EPS - Diluted	$1.36	$1.28

Avg. Shares - Basic	275,884,056	173,220,352
Avg. Shares - Diluted	280,418,102	176,603,149

	For the Year Ended
	December 31
	2006	2005

Revenue	$9,062.9	$5,474.8
Net Income	$1,315.6	$831.1

EPS -Basic	$5.21	$4.80
EPS - Diluted	$5.13	$4.72

Avg. Shares - Basic	252,363,042	173,069,552
Avg. Shares - Diluted	256,169,266	176,144,243

This press release and oral statements made by company officials may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future results of sales efforts, the outcome of contingencies, such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•
Problems arising with the ability to successfully integrate our and Jefferson-Pilot Corporation’s businesses, which may affect our ability to operate as effectively and efficiently as expected or to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe and the impact of the application of purchase accounting on results of operations;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against LNC or its subsidiaries and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which LNC and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities, and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of our fixed annuity and life insurance businesses and demand for our products;
•
A decline in the equity markets causing a reduction in the sales of our products, a reduction of asset fees that LNC charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, the value of business acquired , deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of our variable annuity products;

•	Ineffectiveness of our various hedging strategies used to offset the impact of declines in the equity markets;
•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from our assumptions used in pricing our products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income;

•	Changes in accounting principles generally accepted in the U.S. that may result in unanticipated changes to our net income, including the impact of the application of the Statement Of Position 05-1;
•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries, and the adverse impact such action may have on the premium writings, policy retention, and profitability of our insurance subsidiaries;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of our companies requiring that LNC realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism or war, pandemics, or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•	Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that we can charge for our products;
•	The unknown impact on our business resulting from changes in the demographics of our client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;
•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers; and
•
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding, and investment results.

The risks included here are not exhaustive. We describe additional risks in our recent Forms 10-K, 10-Q and 8-K and other documents filed with the Securities and Exchange Commission. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any current intention to update any forward-looking statements to reflect events or circumstances that occur after the date of this document.